Exhibit 99.1

FOR FURTHER INFORMATION:

Michael W. McCarthy

VP- Corporate Communications

Photronics, Inc.

(203)775-9000

mmccarthy@brk.photronics.com

FOR IMMEDIATE RELEASE

May 17, 2005

PHOTRONICS ANNOUNCES RECORD SECOND QUARTER RESULTS

Second Quarter Highlights:

•	Revenues of $112.9 million exceed expectations and set a new quarterly record

•	Net income of $10.6 million exceeds expectations and sets a new quarterly record

•	Total debt reduced to $262.7 million compared to $318.9 million at the end of fiscal 2004

BROOKFIELD, Connecticut May 17, 2005 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2005 second quarter and six month results for the period ended May 1, 2005.

Sales for the quarter were a record $112.9 million, up 16.2%, compared to $97.2 million for the second quarter of 2004. Net income for the second quarter of fiscal 2005 amounted to a record $10.6 million, or $0.28 per diluted share, compared to the prior year’s second quarter net income of $6.0 million, or $0.17 per diluted share. Net income for the second quarter of fiscal 2005 included:

•	$0.2 million after tax, or $0.01 per diluted share related to the open market repurchase of $10.0 million of the Company’s outstanding 4¾% Convertible Subordinated Notes.

Sales for the first six months of 2005 were $214.1 million, up 14.1% from the $187.7 million for the first half of fiscal 2004. Net income for the first six months of fiscal 2005 amounted to $15.1 million, or $0.41 per diluted share, compared to the prior year’s first six months net income of $8.1 million, or $0.24 per diluted share. Net income for the first six months of 2005 included:

•	$1.4 million after tax, or $0.03 per diluted share related to the open market repurchase of $51.4 million of the Company’s outstanding 4¾% Convertible Subordinated Notes.

Sean T. Smith, Chief Financial Officer, commented, “Our global manufacturing, sales and R&D teams are performing strongly. As a result, the Company continues to generate free cash flow, strengthen its balance sheet, and increase net income.” He added, “This performance continues to provide the Company with the strategic flexibility to invest in new growth initiatives, such as increasing our presence in the flat panel display (FPD) mask market in Taiwan, opening a new R&D center in Korea, and in further developing our 65 nanometer capabilities.”

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PHOTRONICS ANNOUNCES RECORD SECOND QUARTER RESULTS.......PAGE TWO

Constantine “Deno” Macricostas, Chairman and Chief Executive Officer briefly discussed several important initiatives launched during the quarter. “First, I am excited that we have greatly expanded the depth and quality of our management team with the addition of Michael Luttati. As our new Chief Executive Officer, I am confident that he will lead the Photronics team to new highs. In terms of business opportunities, we have identified a number of areas where we believe we can grow our business at a rate to the mid-teens in fiscal 2005. In the areas of technology development and support, we have taken actions to extract greater efficiencies from our most advanced facilities. These include retasking the Austin site to focus exclusively on advanced masks at below the 130 nanometer process node, while also serving as the development center for both 65 nanometer and 45 nanometer solutions. Mainstream tool sets are being transferred to sites in Allen, Texas and Brookfield, Connecticut. Photronics has also opened its first corporate research & development center in Asia. Located in our Korean facility, this significantly enhances our position to accelerate our growth with technology-driven Asian customers requiring cost effective lithography solutions.” He added, “Photronics has also begun the expansion of its FPD mask capability. As we announced in March, we are expanding from our current position in Korea and into Taiwan. Customer support at a groundbreaking ceremony in Taichung, which was held just before the end of the quarter, was very strong. We are confident that we will be able to quickly expand our presence and grow our share in this market.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com/, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Daylight Time on Wednesday, May 18th and will be archived for instant replay access until the Company reports its fiscal third quarter results on August 16, 2005 after the equity markets close. The live call dial-in number is (706)634-5086.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

05-Photronics Q2 Earnings Text

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended				Six Months Ended
	May 1 2005			May 2 2004	May 1 2005			May 2 2004

Net sales	$112,893			$97,167	$214,076			$187,656

Costs and expenses:
Cost of sales	74,457			64,133	143,640			125,984
Selling, general and administrative	13,521			13,297	26,239			26,831
Research and development	8,120			7,493	15,895			14,934

Operating income	16,795			12,244	28,302			19,907

Other expense, net	(2,057)	(a	)	(2,671)	(5,081)	(b	)	(5,384)

Income before income taxes and minority interest	14,738	(a	)	9,573	23,221	(b	)	14,523

Income tax provision	2,617	(a	)	1,231	4,452	(b	)	2,524

Income before minority interest	12,121	(a	)	8,342	18,769	(b	)	11,999

Minority interest	(1,547)			(2,357)	(3,650)			(3,872)

Net income	$10,574	(a	)	$5,985	$15,119	(b	)	$8,127

Earnings per share:
Basic	$0.32	(a	)	$0.18	$0.46	(b	)	$0.25

Diluted	$0.28	(a	)	$0.17	$0.41	(b	)	$0.24

Weighted average number of common shares outstanding:
Basic	32,817			32,526	32,760			32,510

Diluted	42,398			42,661	42,346			42,445

(a)	Includes early extinguishment charge of $0.2 million after tax or $.01 per diluted share in connection with the early redemption of $10.0 million of the Company’s 4.75 % convertible notes.

(b)	Includes early extinguishment charge of $1.4 million after tax or $.03 per diluted share in connection with the early redemption of $51.4 million of the Company’s 4.75 % convertible notes.

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(in thousands)

	May 1 2005	October 31 2004

Assets

Current assets:
Cash, cash equivalents and short-term investments of $68,898 in 2005 and $84,628 in 2004	$160,266	$226,928
Accounts receivable	65,327	68,737
Inventories	18,677	16,066
Other current assets	36,024	33,995

Total current assets	280,294	345,726

Property, plant and equipment, net	405,414	396,461
Goodwill	136,396	115,906
Other assets	10,027	14,778

	$832,131	$872,871

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$33	$3,018
Accounts payable	50,583	57,746
Other accrued liabilities	26,930	29,900

Total current liabilities	77,546	90,664

Long-term debt	262,665	315,888
Deferred income taxes and other liabilities	52,720	52,122
Minority interest	62,045	64,724

Shareholders’ equity	377,155	349,473

	$832,131	$872,871

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Six Months Ended
	May 1 2005	May 2 2004

Cash flows from operating activities:
Net income	$15,119	$8,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,967	42,445
Loss on repurchase of notes	1,427	—
Changes in assets and liabilities and other	(1,224)	(9,367)

Net cash provided by operating activities	58,289	41,205

Cash flows from investing activities:
Deposits on and purchases of property, plant and equipment	(31,772)	(30,953)
Sales (purchases) of short-term investments	16,124	(91,409)
Acquisition of additional interest in PK Ltd.	(40,350)	—
Other	—	608

Net cash used in investing activities	(55,998)	(121,754)

Cash flows from financing activities:
Repayment of long-term debt, net	(56,193)	(4,843)
Proceeds from issuance of common stock	2,199	1,225

Net cash used in financing activities	(53,994)	(3,618)

Effect of exchange rate changes on cash flows	771	2,916

Net decrease in cash and cash equivalents	(50,932)	(81,251)
Cash and cash equivalents, beginning of period	142,300	214,777

Cash and cash equivalents, end of period	$91,368	$133,526